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                                                                     Exhibit 12


            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------

                       (In Thousands, Except Ratios)
                                (Unaudited)


                                                              Nine Months
                                                          Ended September 30,
                                                      -------------------------
                                                          1994           1993
                                                      ----------     ----------
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Earnings:

  Income from continuing operations..............     $  723,537     $  479,465
  Add (deduct) distributions greater (to
      extent less) than income of unconsolidated
      affiliates.................................        (38,292)       (35,881)
                                                      ----------     ----------

            Total................................        685,245        443,584
                                                      ----------     ----------

Income Taxes:

  Federal, state and local.......................        360,873        351,454
                                                      ----------     ----------

Fixed Charges:

  Interest expense including amortization of
      debt discount..............................        244,869        239,566
  Portion of rentals representing an interest
      factor.....................................         36,450         28,505
                                                      ----------     ----------

            Total................................        281,319        268,071
                                                      ----------     ----------

Earnings available for fixed charges.............     $1,327,437     $1,063,109
                                                      ==========     ==========

Fixed Charges -- as above........................     $  281,319     $  268,071
Interest capitalized.............................            828          1,108
                                                      ----------     ----------

            Total fixed charges..................     $  282,147     $  269,179
                                                      ==========     ==========

Ratio of earnings to fixed charges...............            4.7            3.9
                                                      ==========     ==========
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